Exhibit 10.7

April 23, 2004

VIA FACSIMILE

CRESCENT INTERNATIONAL LTD.
c/o GreenLight (Switzerland) SA
84, Avenue Louis-Casai
CH 1216 Cointrin, Geneva
Switzerland
Attention: Mel Craw / Maxi Brezzi

Re:    Limited Waiver of Anti-Dilution Provisions

Dear Purchaser:

         Reference is made to that certain Convertible Debenture due July 14, 2006 (the "Debenture") and that certain Series R Stock Purchase Warrant (the "Warrant") issued to Crescent International Ltd. (the "Purchaser") pursuant to the Securities Purchase Agreement, dated July 14, 2003, among WaveRider Communications Inc. (the "Company"), the Purchaser and the other purchaser signatory thereto (the "Purchase Agreement"). Section 4(c)(iv) of the Debenture and Section 11(b)(i) of the Warrant provide that in the event the Company is deemed to have consummated a Dilutive Issuance (as defined in the Debenture and Warrant), the set price of the Debenture and the exercise price of the Warrant shall be adjusted to equal the effective per share purchase price of the common stock issued in the Dilutive Issuance. Concurrently with the execution of this letter, the Company and the Purchaser are consummating another sale of the Company's securities that would be deemed a Dilutive Issuance under the Debenture and Warrant and therefore would result in an adjustment under Section 4(c)(iv) of the Debenture and Section 11(b)(i) of the Warrant (the "Concurrent Offering").

         As additional consideration to the Company for agreeing to effect the Concurrent Offering to the Purchaser, the Purchaser and the Company agree that the adjustment as a result of the Concurrent Offering to the Debenture set price shall occur only to the extent such set price equals the set price of the set price of the debentures issued in the Concurrent Offering and the Warrant exercise price shall occur only to the extent such exercise price equals the exercise price of the warrants issued in the Concurrent Offering. Any subsequent reductions or adjustments to the per share purchase price of any securities issued in the Concurrent Offering shall not be subject to Section 4(c)(iv) of the Debenture and Section 11(b)(i) of the Warrant.

         The waiver and agreement granted hereunder is as to the securities issued solely pursuant to the Concurrent Offering. Any other issuances or offerings by the Company not made in connection with the Concurrent Offering shall remain subject to full adjustment under Section 4(c)(iv) of the Debenture and Section 11(b)(i) of the Warrant. Except as specifically waived by the terms of this letter, the Purchase Agreement and its exhibits shall remain unmodified and in full force and effect, and shall not be in any way changed, modified or superseded by the terms set forth herein. Capitalized terms used and not otherwise defined herein that are defined in the Purchase Agreement shall have the meanings given such terms in the Purchase Agreement.

         This letter may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart. Execution of this letter may be made by delivery by facsimile.

         Please indicate your agreement with the foregoing by executing a copy of this letter and returning it to the undersigned.

Very truly yours,

WaveRider Communications Inc.

By: ____________________________________
Name: T. Scott Worthington
Title: Vice President and CFO



Accepted and Agreed to:

CRESCENT INTERNATIONAL LTD.

By: _____________________________
Name:
Title: